Loan and Security Agreement






                         by and between

           CONGRESS FINANCIAL CORPORATION (SOUTHWEST)

                           as Lender

                              and

                  L&S AUTOMOTIVE PRODUCTS CO.
                    TRIBONETICS CORPORATION
                        L&S BEARING CO.
                       LSB EXTRUSION CO.
                       ROTEX CORPORATION

                              AND

                  INTERNATIONAL BEARINGS, INC.


                          as Borrowers




                       Dated: May 7, 1999

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
                        TABLE OF CONTENTS

                                                             Page

SECTION 1.     DEFINITIONS                                      1

SECTION 2.     CREDIT FACILITIES                               11
    2.1   Revolving Loans                                      11
    2.2   Letter of Credit Accommodations                      13
    2.3   Term Loan                                            15
    2.4   Availability Reserves                                16
    2.5   Joint and Several Liability; Rights of Contribution  16
    2.6   Structure of Credit Facility                         17
    2.7   Right of First Refusal                               18

SECTION 3.  INTEREST AND FEES                                  19
    3.1   Interest                                             19
    3.2   Closing Fee                                          21
    3.3   Servicing Fee                                        21
    3.4   Unused Line Fee                                      21
    3.5   Changes in Laws and Increased Costs of Loans         21

SECTION 4.  CONDITIONS PRECEDENT                               22
    4.1   Conditions Precedent to Initial Loans and Letter
            of Credit Accommodations                           22
    4.2   Conditions Precedent to All Loans and Letter of
            Credit Accommodations                              24

SECTION 5.  GRANT OF SECURITY INTEREST                         24

SECTION 6.  COLLECTION AND ADMINISTRATION                      25
    6.1   Borrowers' Loan Account                              25
    6.2   Statements                                           26
    6.3   Collection of Accounts                               26
    6.4   Payments                                             27
    6.5   Authorization to Make Loans                          28
    6.6   Use of Proceeds                                      28

SECTION 7.  COLLATERAL REPORTING AND COVENANTS                 28
    7.1   Collateral Reporting                                 28
    7.2   Accounts Covenants                                   29

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    7.3   Inventory Covenants                                  31
    7.4   Equipment Covenants                                  31
    7.5   Power of Attorney                                    32
    7.6   Right to Cure                                        33
    7.7   Access to Premises                                   33

SECTION 8.  REPRESENTATIONS AND WARRANTIES                     33
    8.1   Corporate Existence, Power and Authority;
             Subsidiaries                                      34
    8.2   Financial Statements; No Material Adverse Change     34
    8.3   Chief Executive Office; Collateral Locations         34
    8.4   Priority of Liens; Title to Properties               35
    8.5   Tax Returns                                          35
    8.6   Litigation                                           35
    8.7   Compliance with Other Agreements and
             Applicable Laws                                   35
    8.8   Employee Benefits                                    36
    8.9   Bank Accounts                                        36
    8.10  Environmental Compliance                             37
    8.11  Accuracy and Completeness of Information             37
    8.12  Survival of Warranties; Cumulative                   38
    8.13  Year 2000 Issues                                     38

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS                 38
    9.1   Maintenance of Existence                             38
    9.2   New Collateral Locations                             39
    9.3   Compliance with Laws, Regulations, Etc.              39
    9.4   Payment of Taxes and Claims                          40
    9.5   Insurance                                            40
    9.6   Financial Statements and Other Information           41
    9.7   Sale of Assets, Consolidation, Merger,
            Dissolution, Etc.                                  42
    9.8   Encumbrances                                         43
    9.9   Indebtedness                                         44
    9.10  Loans, Investments, Guarantees, Etc.                 45
    9.11  Dividends and Redemptions                            46
    9.12  Transactions with Affiliates                         46
    9.13  Additional Bank Accounts                             47
    9.14  Compliance with ERISA                                47
    9.15  Net Worth                                            48
    9.16  Costs and Expenses                                   48
    9.17  Further Assurances                                   48

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES                    49
    10.1  Events of Default                                    49
    10.2  Remedies                                             51

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SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
             GOVERNING LAW                                     53
    11.1  Governing Law; Choice of Forum; Service of
             Process; Jury Trial Waiver                        53
    11.2  Waiver of Notices                                    54
    11.3  Amendments and Waivers                               54
    11.4  Indemnification                                      54

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS                  55
    12.1  Term                                                 55
    12.2  Notices                                              57
    12.3  Partial Invalidity                                   57
    12.4  Successors                                           57
    12.5  Entire Agreement                                     58
    12.6  NONAPPLICABILITY OF ARTICLE 5069-15.01 ET SEQ.       58
    12.7  WAIVER OF CONSUMER RIGHTS                            58
    12.8  ORAL AGREEMENTS INEFFECTIVE                          59












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                             INDEX TO
                      EXHIBITS AND SCHEDULES


          Exhibit A           Information Certificate

          Exhibit B           Collateral Letter of Credit

          Exhibit C           Term Note

          Schedule 1.9        Distribution Agreement

          Schedule 8.3        Mortgages

          Schedule 8.4        Existing Liens

          Schedule 8.9        Bank Accounts

          Schedule 8.10       Environmental Matters

          Schedule 9.5        Insurance

          Schedule 9.9        Existing Indebtedness

          Schedule 9.10       Existing Loans, Advances and
                              Guarantees

          Schedule 9.12       Transactions With Affiliates

          Attachment I        Excluded Equipment








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
                   LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT dated May 7, 1999,is entered into by and between Congress Financial Corporation (Southwest), a Texas corporation ("Lender") and L&S Automotive Products Co. ("LSAP"), a Delaware corporation, International Bearings, Inc. ("IBI"), an Oklahoma corporation, L&S Bearing Co. ("L&SB"), an Oklahoma corporation, LSB Extrusion Co. ("LSBE"), an Oklahoma corporation, Rotex Corporation ("Rotex"), an Oklahoma corporation, and Tribonetics Corporation ("Tribonetics"), an Oklahoma corporation (LSAP, IBI, L&SB, LSBE, Rotex and Tribonetics are individually, collectively and jointly and severally herein referred to as "Borrower" or the "Borrowers").

                       W I T N E S S E T H:

     WHEREAS, Borrowers have requested that Lender enter into certain financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to each Borrower; on the terms and conditions set forth herein; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS

     All terms used herein which are defined in Article 1 or
Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrowers and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. Any reference to this Agreement or any other Financing Agreement shall mean such agreement as now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3, is cured pursuant to the terms of this Agreement, or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:


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     1.1  "Accounts" shall mean all present and hereafter arising rights of each Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.3 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect or may adversely affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of Borrowers or any Obligor when taken as a whole, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrowers or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default, or may, with notice or passage of time or both, constitute an Event of Default.

     1.4  "Blocked Accounts" shall have the meaning set forth in
Section 6.3 hereof.

     1.5 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.6 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

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     1.7  "Collateral" shall have the meaning set forth in Section
5 hereof.

     1.8 "Collateral Letter of Credit" shall mean the standby letter of credit dated on or about the date hereof issued for the
account of LSB Industries, Inc. ("LSB") by Bank America   Los
Angeles (or another issuer acceptable to Lender) in the amount of $1,000,000 for the benefit of Lender substantially in the form of Exhibit B.

     1.9 "Distribution Agreement" shall mean (a) a fully executed Distribution Agreement substantially in the form of the draft of Distribution Agreement attached hereto as Schedule 1.9 between Guarantor and LSB, and (b) all attachments and exhibits to such agreement and all other agreements, leases and other documents, executed in connection therewith in substantially the same form as the attachments, exhibits, agreements, leases and other documents attached hereto as Schedule 1.9.

     1.10 "Eligible Accounts" shall mean Accounts created by any Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrowers or rendition of services by Borrowers in the ordinary course of their business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts (i) are Accounts of Advance Stores Co., Inc. ("Advance"), Western Auto Supply Co., Inc. ("Western"), or other account debtors approved by Lender (such Accounts being hereinafter collectively referred to as the "Advance Auto Accounts") which are not unpaid more than one-hundred eighty (180) days after the date of the original invoice for them or thirty (30) days after the due date for them, whichever is earlier, or (ii) such Accounts are not Advance Accounts and are not unpaid more than one-hundred twenty (120) days after the date of the original invoice for them or sixty (60) days after the due date for them, whichever is earlier;

          (c) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (d) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Puerto Rico or Canada; or, if the chief executive office of account debtor is located outside the United States of America, Puerto Rico or Canada either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or

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(ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

          (e) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (f) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

          (g) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (h) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (i) the account debtor with respect to such Accounts is not affiliated with any Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

          (j) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

          (k) there are no proceedings or actions to the knowledge of Borrowers or Lender which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

          (l) (i) for Accounts which are not Advance Auto Accounts or Accounts described in subsection (iii) hereof, such Accounts of a single account debtor or its affiliates do not constitute more than ten percent (10%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts, in Lender's discretion); (ii) for Accounts which are Advance Auto Accounts, such Accounts do not constitute more than fifty percent (50%) of all otherwise Eligible

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Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts, in Lender's discretion); and (iii) for Accounts of Dexter Axle, a division of Tomkins Industries, and FMC Corporation, the Accounts of each such account debtor do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts, in Lender's discretion);

          (m) (i) for Accounts which are not Advance Auto Accounts, such Accounts are not owed by an account debtor who has Accounts unpaid more than one hundred twenty (120) days after the date of the original invoice for them or sixty (60) days after the due date for them, whichever is earlier and which such Accounts constitute more than fifty percent (50%) of the total Accounts of such account debtor; (ii) for Advance Auto Accounts, such Accounts are not owed by an account debtor who has Accounts unpaid more than one-hundred eighty (180) days after the date of the original invoice for them or thirty (30) days after the due date for them, whichever is earlier and which such Accounts constitute more than twenty-five percent (25%) of the total Accounts of such account debtor;

          (n) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

          (o) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender; and

          (p) the principal office, assets or place of business of the account debtors with respect to such Accounts are not outside the United States, Puerto Rico or Canada (or as otherwise provided in the Section 1.11(d)).

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.11 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of any Borrower and raw materials for such finished goods, (including raw materials stored or held by any Borrower in the work in progress area of such Borrower but which are not characterized as work in progress for accounting purposes) which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods and which are not otherwise acceptable to Lender; (c) spare parts for Equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned and controlled by any Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in

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form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, for a reasonable period of time, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement;
(h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) defective returned, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.12 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety,
(b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or
(c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes
(i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     1.13 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.14 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.


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     1.15 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower or any of its subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.16 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted
Eurodollar Rate in accordance with the terms hereof.

     1.17 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers.

     1.18 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.19 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrowers as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined hereunder, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit (less the then outstanding principal amount of the Term Loan), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding principal amount of the Term Loan), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrowers which are more than sixty (60) days past due as of such time, plus (iii) the amount of checks issued by Borrowers to pay trade payables, but not yet sent, plus (iv) the book overdraft of Borrowers (in the aggregate), in excess of $750,000.

     1.20 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.21 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.15 hereof, GAAP shall be determined on the basis of such principles in effect on the date

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hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.22 "Guarantor" shall mean LSA Technologies Inc., a Delaware corporation.

     1.23 "Guaranty" shall mean that certain Guarantee, of even date with this Agreement, from the Guarantor guaranteeing the Obligations of each and every Borrower to the Lender, as amended, modified, supplemented, extended, renewed, restated or replaced.

     1.24 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

     1.25 "Information Certificate" shall mean the Information Certificate of Borrowers constituting Exhibit A hereto containing material information with respect to Borrowers, their business and assets provided by or on behalf of Borrowers to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.26 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.27 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one percent (1%) per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and three-quarters percent (2.75%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, that, the Interest Rate shall mean the rate of three percent (3%) per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and three-quarters percent (4.75%) per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) for the period (i) from and after the date of termination until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrowers) and (ii) from and after the date of the occurrence of an Event of Default

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
for so long as such Event of Default is continuing as determined by Lender, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

     1.28 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.29 "LSB" shall mean LSB Industries, Inc., a Delaware corporation.

     1.30 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of any Borrower or Borrowers or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Borrowers of its or their obligations to such issuer.

     1.31 "Loans" shall mean the Revolving Loans and the Term Loan.

     1.32 "Maximum Credit" shall mean the amount of $18,550,000.

     1.33 "Maximum Legal Rate" shall have the meaning set forth in
Section 3.1 hereof.

     1.34 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits (including unissued credits) and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.35 "Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) less (b) the value of any asset of such Person arising from the conversion of any indebtedness or other liability of such Person to equity.

     1.36 "Obligations" shall mean any and all Revolving Loans, the Term Loan, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by each and every Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

     1.37 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than any Borrower.

     1.38 "Payment Account" shall have the meaning set forth in
Section 6.3 hereof.

     1.39 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.40 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank or its successors, at its office in Charlotte, North Carolina, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.41 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.42 "Records" shall mean all of each Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

     1.43 "Reference Bank" shall mean First Union National Bank, or such other bank as Lender may from time to time designate.

     1.44 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of each Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.


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
     1.45 "Subordination Agreements" shall mean the Subordination Agreement, of even date herewith, between LSB, Guarantor and Borrowers, as amended, modified, supplemented, extended, renewed, restated or replaced, subordinating the obligations owed by and among Borrowers to Guarantor and LSB, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.46 "Term Loan" shall mean the term loan made by Lender to Borrowers as provided for in Section 2.3 hereof.

     1.47 "Term Promissory Note" shall have the meaning set forth in Section 2.3 hereof.

     1.48 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

SECTION 2. CREDIT FACILITIES

     2.1  Revolving Loans.

          (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrowers from time to time in amounts requested by such Borrower or Borrowers up to the amount equal to the sum of:

                    (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts of such Borrower or Borrowers; provided, however, the amount of Revolving Loans outstanding with respect to Advance Auto Accounts which are not fully insured by credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender shall not exceed $3,000,000, and provided further, subject to the provisions of Section 9.7, with respect to IBI, the amount of Revolving Loans outstanding at any time with respect to Eligible Accounts shall not exceed $1,600,000; plus

                    (ii) the lesser of: (A) the sum of forty percent (40%) of the Value of Eligible Inventory consisting of finished goods plus thirty percent and (30%) of the Value of Eligible Inventory consisting of raw materials for such finished goods or (B) $7,500,000; provided, however, subject to the provisions of Section 9.7, with respect to IBI, the amount of Revolving Loans outstanding at any time with respect to Eligible Inventory shall not exceed $1,000,000.; less

                    (iii)     any Availability Reserves.

The unused portion of the sublimits available to IBI may be utilized by the other Borrowers.

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
          (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrowers, (i) reduce the lending formula for with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may reasonably be anticipated to increase in any material respect, above historical levels or (B) the general creditworthiness of account debtors of Borrowers has declined or (ii) adjust the lending formula(s) for Borrowers with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

          (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding to all Borrowers at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and any Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

          (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to
Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in
Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

     2.2  Letter of Credit Accommodations.

          (a) Subject to and upon the terms and conditions contained herein, at the request of any Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrowers containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2.

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
          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-half percent (1.5%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one-half percent (3 1/2%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to any Borrowers (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) seventy percent (70%) of the cost of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

          (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $3,000,000 with respect to all Borrowers; provided, however, that no Letter of Credit Accommodations shall be made with respect to IBI. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

          (e) Each Borrower shall jointly and severally indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating

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
thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any reasonable interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such or any Borrower. Lender shall have the sole and exclusive right and authority to:
(i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in any Borrower's name.

          (g) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by any Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by any Borrower to Lender and to apply in all respects to such Borrower.

     2.3  Term Loan.

          (a) Lender is making a Term Loan to Borrowers in the original principal amount of $2,550,000. The Term Loan is (i) evidenced by a Term Promissory Note, substantially in the form of

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
Exhibit C attached hereto, in such original principal amount (the "Term Promissory Note") duly executed and delivered by Borrowers to Lender concurrently herewith; (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Promissory Note, and the other Financing Agreements and (a) secured by all of the Collateral; provided, however, no amount of the Term Loan shall be made available to IBI.

          (b) Lender shall on at least thirty (30) days prior written request (the "Release Request") from Borrowers and at Borrowers' expense, release Lender's security interest in the Equipment upon the payment in full of the Term Loan and satisfaction of all of the following terms and conditions:

               (i) Borrowers, on a consolidated basis, shall have net income (exclusive of extraordinary gains and losses) in an aggregate amount of not less than $2,000,000 for the fiscal year of Borrowers immediately preceding the date of the Release Request as shown on the financial statements of Borrowers furnished to Lender pursuant to Section 9.6(a)(ii) hereof and there shall not have been any material adverse change since the date of such statement;

               (ii) Excess Availability at the date of the Release Request and at the time of the final release agreement shall be in an amount of not less than $5,000,000;

               (iii) Borrowers shall have received a bonafide written offer from a third party financial institution with respect to such Equipment to provide secured refinancing of the Equipment;

               (iv) No Event of Default or any Event which with notice or lapse of time, will constitute an Event of Default shall have occurred and be continuing at the Release Date; and

               (v) Borrowers shall provide a certificate from an officer of each Borrower representing that all the foregoing conditions are satisfied on the Release Date;

               (vi) Notwithstanding that Borrowers have satisfied the foregoing conditions, Lender shall have the right (but not the obligation) to exercise a right of first refusal to finance such Equipment in accordance with the provisions of Section
     2.7 hereof as if such Equipment were "Option Equipment" thereunder. The Release Request shall be treated as the Option Notice for purposes of applying the provisions of
     Section 2.7 hereof.

     2.4 Availability Reserves. All Revolving Loans otherwise available to any Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves as provided herein.

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
     2.5  Joint and Several Liability; Rights of Contribution.

          (a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, such Borrower desires to utilize its borrowing potential on a consolidated basis to the same extent possible if it was merged into a single corporate entity with all other Borrowers and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if such Borrower were not jointly and severally liable for payment of all of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

          (b)  Each Borrower hereby irrevocably and
unconditionally: (i) agrees that it is jointly and severally liable to Lender for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to the extent provided herein agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the Obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any Person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover, without duplication, from any one or more of the Borrowers.

          (c) It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this section, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date ("Dated Assets"). To this end, each Borrower under this section, (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this section. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this section that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of

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
its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this section, the Borrowers and Lender hereby agree and acknowledge that it is the intent of each Borrower and of Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

     2.6 Structure of Credit Facility. Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to Lender regarding each Borrower, the corporate structure of Borrowers, and the present financial condition of each Borrower. Each Borrower hereby agrees that Lender shall have the right, in Lender's good faith credit judgment, to require that any or all of the following changes be made to these credit facilities: (i) restrict loans and advances between Borrowers, (ii) establish separate lockbox and dominion accounts for each Borrower, and (iii) establish such other procedures as shall be reasonably deemed by Lender to be useful in tracking where the Revolving Loans are made under this Agreement and the source of payments received by Lender on such Revolving Loans.

     2.7  Right of First Refusal.  Pursuant to the provisions of
Section 9.9(e), each time any Borrower proposes to refinance all or any part of its Equipment listed on Attachment I hereto (the "Option Equipment"), Lender shall have the right (but not the obligation) to exercise a right of first refusal to finance such Option Equipment in accordance with the following provisions:

          (a) Option Notice. Such Borrower shall deliver a written notice ("Option Notice") to Lender stating (i) such Borrower's bona fide intention to obtain financing for the Option Equipment from a third party (each an "Equipment Lender") (which may be a party existing and providing financing on the date hereof) with respect to such Option Equipment (each such financing by any financing party including the Lender being a "Refinancing"), (ii) the terms and conditions of the proposed financing in reasonable detail, including, without limitation, (A) the applicable interest or other pricing, including financing fees, (B) the term of the financing, and (C) and any covenants affecting such Borrower, and
(iii) the name and address of the proposed Equipment Lender and other information reasonably requested by Lender (including an executed copy of a written proposal or commitment of the proposed Equipment Lender).

          (b) Lender Financing Right. Within twenty (20) days after receipt of the Option Notice, Lender shall have the right, but not the obligation, to elect to provide financing for the Option Equipment upon the price and terms of the applicable Refinancing designated in the Option Notice, by providing a written term sheet in a customary form for Lender containing terms substantially identical to the terms provided to such Borrower by the Equipment Lender for such Refinancing.

          (c) Closing of Transfer. If Lender elects to provide the Refinancing in place of the Equipment Lender as set forth in the Option Notice, then the closing of such purchase shall occur as soon as practicable, but in any event thirty (30) days after receipt of such notice, and such Borrower, each other Borrower, the Guarantor and other parties to the Financing Agreements which may be affected thereby and Lender shall execute such documents and instruments, provide such due diligence, take such actions and make such deliveries as may be reasonably required by Lender to close and fund such Refinancing.

          (d) Equipment Lender's Refinancing Right. If Lender elects not to provide the Refinancing designated in the Option Notice, then such Borrower may complete the such proposed Refinancing within sixty (60) days after the expiration of Lender's right described in clause (b) above to provide such Refinancing with the Equipment Lender on the terms presented to Lender under this section. If such Refinancing by the Equipment Lender is not completed within such sixty (60) day period, then the procedures set forth in this section must be followed again as if any prior Option Notice had not been given with respect to such Refinancing or the Option Equipment.

SECTION 3. INTEREST AND FEES

     3.1  Interest.

          (a) Each Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

          (b) Borrowers may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrowers, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement,
(iii) Borrowers shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to (A) the principal amount of the Term Loan which it is anticipated will be outstanding as of the last day of the applicable Interest Period plus (B) eighty percent (80%) of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.

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
Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that
(i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the sum of the then outstanding principal amount of the Term Loan plus the Revolving Loans then available to Borrowers under Section 2 hereof. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d) Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

          (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between one or more Borrowers and Lender or default of such Borrower(s), or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Financing Agreement, or the arising of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive, in any event, interest exceeding the maximum rate of interest permitted by applicable state or federal law in effect from time to time (hereinafter "Maximum Legal Rate"). In no event shall any Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel such Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ('"Excess"), each Borrower

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
acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to such Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the Prime Rate, the LIBOR Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized or receiving of any interest in excess of the maximum authorized by applicable law (so long as any Excess is returned to Borrower). For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

     3.2 Closing Fee. Borrowers shall pay to Lender as a closing fee the amount of $135,000, which shall be fully earned as of and payable on the date hereof.

     3.3 Servicing Fee. Borrowers shall pay to Lender monthly a servicing fee in an amount equal to $3,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at a rate equal to one-half percent (.5%) per annum calculated upon the amount by which $16,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5  Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender,

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
Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Each Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of such Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, each affected Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of such Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4. CONDITIONS PRECEDENT

     4.1  Conditions Precedent to Initial Loans and Letter of
Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have reasonably requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (c) no material adverse change shall have occurred in the assets, business or prospects of Borrowers as taken as a whole since the date of Lender's latest field examination and no change or event shall have occurred which would materially impair the ability of the Borrowers when taken as a whole to perform their obligations hereunder or under any of the other Financing Agreements to which they are a party or of Lender to enforce the Obligations or realize upon the Collateral;

          (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrowers, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

          (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on for a reasonable period of time, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (f) Lender shall have received evidence of insurance (including credit insurance on Advance Auto Accounts in amounts satisfactory to Lender) and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (g) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of in-house counsel to Borrowers with respect to the Financing Agreements and such other matters as Lender may request;

          (h) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender; and

          (i) the Excess Availability as determined by Lender, as of the date hereof, shall be not less than $3,500,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder.

          (j) the Lender shall have received in form and substance satisfactory to Lender, an appraisal of the Collateral;

          (k) Lender shall have received the Collateral Letter of Credit;

          (l) Lender shall have received, in form and substance satisfactory to Lender, the Subordination Agreement;

          (m) Lender shall have received, in form and substance satisfactory to Lender, a Guaranty from Guarantor of the Obligations;

          (n) Lender shall have received a payment in cash in the amount of $550,000.00, in the form of a wire transfer from Borrower or any affiliate of Borrower for the credit of Borrower; and

          (o) Lender shall have received such other agreements and documents which Lender shall requested.

     4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit
Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

          (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of any Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     5.1  Accounts;

     5.2 all present and future contract rights, general intangibles (including tax and duty refunds), registered and unregistered patents, patent rights, patent applications, trademarks, trademark registrations, trademark applications, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and hereinafter arising leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities and other investment property (other than the equity shares of stock of any of the Borrowers), letters of credit, bankers' acceptances and guaranties;

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
     5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral,
(b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (d) rights of Borrowers in deposits by and property of account debtors or other persons securing the obligations of account debtors to Borrowers or any Borrower;

     5.4  Inventory;

     5.5 Equipment, excluding the Equipment identified on Attachment I attached hereto and incorporated herein by this reference if and to the extent a lien has been granted by any Borrower in respect of such Equipment and obligations remain outstanding with respect to such lien and Equipment).

     5.6  Records; and

     5.7 all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims and proceeds of any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

SECTION 6. COLLECTION AND ADMINISTRATION

     6.1 Borrowers' Loan Account. With respect to all Borrowers other than IBI, Lender shall maintain one or more loan account(s) on its books as it deems appropriate in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. With respect to IBI, Lender shall use reasonable efforts to maintain one or more loan account(s) on its books in which shall be recorded (d) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral of IBI reflecting sublimits imposed herein on Loans or Letter of Credit Accommodations that may be made to IBI, (e) all payments made by or on behalf of IBI, and (f) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest or IBI. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

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
     6.2 Statements. Lender shall render to Borrowers each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon any Borrower as an account stated except to the extent that Lender receives a written notice from any Borrower of any specific exceptions of any Borrower thereto within one hundred eighty (180) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

     6.3  Collection of Accounts.

          (a) LSAP shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral shall be the property of Lender.

          (b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day.

          (c) Each Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into its possession or under its control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts of such Borrower, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with such Borrower's own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of each Borrower to reimburse Lender for such amounts pursuant to this
Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from any Borrower or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Each Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations to any Borrower based upon telephonic or other instructions received from anyone purporting to be an authorized officer of such Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business
Day) and the amount of the requested Loan. Requests received after 11:30 a.m. Dallas, Texas time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of Borrowers or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

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
     6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by LSAP to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by any Borrower only for general operating, working capital and other proper corporate purposes of any Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. LSAP shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis (or after a Default or Event of Default more frequently as Lender may request), (i) perpetual inventory reports by mix, category and locations, (ii) agings of accounts receivable, and (ii) agings of accounts payable, (c) within sixty (60) days after the end of each fiscal quarter of Advance quarterly financial statements of Advance (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Advance and its subsidiaries as of the end of and through such period, the Lender acknowledging that such financial statements of Advance shall be obtained through industry sources, such as MEMA Financial Services Group, Inc. or any regular securities filings of Advance, to the extent such filings are available, (d) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower; and (d) such other reports as to the Collateral as Lender shall reasonably request from time to time.


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
     7.2  Accounts Covenants.

          (a) Each Borrower shall notify Lender promptly of (i) any material delay in such Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor for an amount in excess of $100,000, or any disputes with account debtors for an amount in excess of $100,000, or any settlement, adjustment or compromise thereof for an amount in excess of $100,000, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to such Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of such Borrower's business in accordance with practices and policies previously disclosed in writing to Lender (if applicable). So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Without limiting the obligation of any Borrower to deliver any other information to Lender, Borrowers shall promptly report to Lender any return of Inventory by any one account debtor if either the Inventory so returned in such case has a value in excess of $75,000 for all Borrowers in the aggregate or if the Inventory so returned is not an exchange of substantially similar and merchantable Inventory for other merchantable Inventory of a similar value. At any time that Inventory is returned, reclaimed or repossessed, the portion of the Account which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, each Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of any Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender or in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

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          (d)  Lender shall have the right at any time or times, in
Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral of any Borrower, by mail, telephone, facsimile transmission or otherwise.

          (e) To the extent that any Borrower or Borrowers have knowledge thereof, each Borrower shall deliver or cause to be delivered to Lender, within a reasonable time, with appropriate endorsement and assignment, all chattel paper and instruments which such Borrower now owns or may at any time acquire, except as Lender may otherwise agree.

          (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 Inventory Covenants. With respect to the Inventory: (a) Borrowers shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers' cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default and promptly following such physical inventory, Borrowers shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count;
(c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrowers' business and except to move Inventory directly from one location set forth or permitted herein to another such location;
(d) upon Lender's request, Borrowers shall, at their expense, no more than twice in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default that is continuing; deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and

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
methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except in the ordinary course of business; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

     7.4 Equipment Covenants. With respect to the Equipment: (a) upon Lender's request, Borrowers shall, at their expense, at any time or times as Lender may request on or after an Event of Default that is continuing, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted and excluding Equipment which is (i) obsolete and can or will no longer be used in the ordinary course of Borrowers' business; (ii) not repairable or useful for any purpose, (iii) damaged beyond repair or constitutes a total loss or constructive total loss, (iv) other than the Equipment on Attachment I hereto;
(c) Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrowers' business and not for personal, family, household or farming use; (e) Subject to the provisions of Section 9.7 hereof, Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of any Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of any Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and no Borrowers shall permit any of the Equipment to be or become a part of or affixed to real property; (g) Borrowers assume all responsibility and liability arising from the use of the Equipment.

     7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,

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(viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower,
(ix) take control in any manner of any item of payment or proceeds thereof, (x) have access to any lockbox or postal box into which such Borrower's mail is deposited, (xi) do all acts and things which are necessary, in Lender's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements, and (b) at any time to (i) endorse such Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (ii) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other
Collateral, (iii) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors, and (iv) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Such Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.6 Right to Cure. After the occurrence of an Event of Default, Lender may, at its option, (a) cure any default by any Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against such Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrowers' account therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of such Borrower. Any payment made or other action taken by Lender under this section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of Borrowers' premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including the Records, and (b) Borrowers shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and
(c) use during normal business hours such of any Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


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SECTION 8. REPRESENTATIONS AND WARRANTIES

     Each Borrower hereby jointly and severally represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to any Borrower:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within such Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of such Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property is bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms. Such Borrower does not have any subsidiaries except as set forth on the Information Certificate.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrowers, taken as a whole since the date of the most recent audited financial statements furnished by Borrowers to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and such Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of such Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by such Borrower and sets forth the owners and/or operators thereof. The holders of any mortgages on such locations of which any Borrower is aware are identified on Schedule 8.3.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral when all proper filing, recordings and other actions necessary to perfect such liens have been taken subject only to the liens

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indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. To the best of its knowledge, each Borrower has good and marketable title to all of its material properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Borrowers have filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender).
All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrowers have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and with respect to which adequate reserves have been set aside on their books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of any Borrower's knowledge threatened, against or affecting such Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of such Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such Borrower would result in a material adverse change in the assets, business or prospects of Borrowers as taken as a whole or would impair the ability of Borrowers to perform their obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

     8.7 Compliance with Other Agreements and Applicable Laws. No Borrower is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which they or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority the failure to comply with which would have a material adverse effect on the Borrowers or any Borrower.






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
     8.8  Employee Benefits.

          (a) No Borrower has engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in
Section 8.8(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.8(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee benefit plan of such Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which such Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in
Section 8.8(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.8(d) hereof.

          (d) The current value of all vested accrued benefits under all employee benefit plans maintained by any Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.8(a) hereof and any accumulated funding deficiency described in Section 8.8(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) Neither any Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.9 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by each Borrower maintained at any bank or other financial institution are set forth on Schedule 8.9 hereto, subject to the right of such Borrower to establish new accounts in accordance with Section 9.13 below.


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
     8.10 Environmental Compliance.

          (a) Except as set forth on Schedule 8.10 hereto and the Information Certificate, no Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrowers comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

          (b) Except as set forth on Schedule 8.10 hereto and the Information Certificate, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of any Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials which would have a material adverse effect on any Borrower.

          (c) Except as set forth on Schedule 8.10 hereto and the Information Certificate, no Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          (d) Each Borrower has all licenses, permits, certificates, approvals or similar authorizations ("Permits") required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of which such Permits are valid and in full force and effect unless the failure to obtain such Permits would not have a material adverse effect on any Borrower.

     8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of each Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Since the date of the last financial statements delivered to Lender, no event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets or prospects of Borrowers, taken as a whole, which has not been fully and accurately disclosed to Lender in writing.

     8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have

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
been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender.

     8.13 Year 2000 Issues. Each Borrower shall, and shall cause any subsidiary to, take all actions which may be required so that its computer-based information systems, including, without limitation, all of its proprietary computer hardware and software and all computer hardware and software leased or licensed from third parties (and whether supplied by others) are able to operate effectively and correctly process data using dates on or after January 1, 2000. Compliance with the foregoing shall mean that the Borrower's systems will operate and correctly process data without human intervention such that (a) there is correct century recognition, (b) calculations properly accommodate same century and multi-century formulas and date values, (c) all leap years shall be calculated correctly and (d) the information systems shall otherwise comply with applicable industry standards and regulatory guidelines regarding the change of the century and year 2000 compliance. Such Borrower shall, by no later than September 30, 1999, certify to Lender in writing that its information systems have been modified, updated and reprogrammed as required by this section. On and after September 30, 1999, the computer-based information systems of such Borrower shall be, and with ordinary course upgrading and maintenance, will continue to be sufficient to permit such Borrower to conduct its business without any material adverse effect as a result of the year 2000.

SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTSS

     9.1 Maintenance of Existence. Except as otherwise permitted pursuant to the Distribution Agreement and the provisions of this section, each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

     9.2 New Collateral Locations. Any Borrower may open any new location within the continental United States provided such Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

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
     9.3  Compliance with Laws, Regulations, Etc.

          (a) Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it, and duly observe all requirements of any Federal, State or local governmental authority, including the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, (except to the extent the failure to so comply would not have a material adverse effect on any Borrower).

          (b) Each Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations which are performed or received after the date hereof shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

          (c) Borrowers shall give both oral and written notice to Lender immediately upon any Borrower's receipt of any notice of, or any Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, all which has or may be expected to have a material adverse effect on any Borrower or its businesses, operations or assets or any properties at which such Borrower transported, stored or disposed of any Hazardous Materials.

          (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Lender's request and Borrowers' expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where any Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

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          (e)  Each Borrower shall indemnify and hold harmless
Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4 Payment of Taxes and Claims. Borrowers shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against them or their properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrowers agree to jointly and severally indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 Insurance. Borrowers shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Lender acknowledges that the insurance amounts, carriers and policies set forth in Schedule 9.5 are satisfactory to Lender as of the time of Closing hereof. Borrowers shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrowers fail to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any and every Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers shall cause Lender to be named as a loss payee and an additional insured as its interest may appear (but without any liability for any premiums) under such insurance policies and Borrowers shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by any or every Borrowers or any of its or their affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to

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payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6  Financial Statements and Other Information.

          (a) Borrowers shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrowers and their subsidiaries (if any) in accordance with GAAP and LSAP and its subsidiaries shall furnish or cause to be furnished to Lender: (i) within forty-five (45) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of LSAP and its subsidiaries as of the end of and through such fiscal month; (ii) within one hundred (100) days after the end of each fiscal year, audited consolidated financial statements of LSAP and its subsidiaries (including in each case balance sheets, statements of income and loss, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of LSAP and its subsidiaries as of the end of and for such fiscal year, together with either the unqualified opinion of independent certified public accountants or if the opinion is qualified, such qualifications are acceptable to Lender in its sole discretion, in either case, which accountants shall be an independent accounting firm selected by LSAP and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of LSAP and its subsidiaries as of the end of and for the fiscal year then ended; and (iii) as soon as available, a copy of each regular, periodic or special report, registration statement, or prospectus filed by LSA Technologies, Inc. with any securities exchange or the Securities and Exchange Commission or any successor agency.

          (b) Each Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or which would result in any material adverse change in Borrowers' business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Guarantor or such Borrower sends to its stockholders generally and copies of all reports and registration statements which Guarantor or any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Borrowers shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any

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court or other government agency or to any participant or assignee or prospective participant or assignee. If at any time, (i) an Event of Default occurs and is continuing, or (ii) for any reason, Ernst & Young LLP no longer prepares the financial statements of Borrower, Borrower hereby authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by any Borrower to Lender in writing.

          (e) Borrowers shall furnish no later than sixty (60) days prior to the expiry date of the Collateral Letter of Credit, written confirmation of the extension, or notice of expiration, of the Collateral Letter of Credit at such expiry date. Borrowers shall cause the issuer of such Collateral Letter of Credit not later than sixty (60) days prior to such expiry date, to furnish, if applicable, a notice that such Collateral Letter of Credit will not be renewed or extended.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Except as provided in the Distribution Agreement, no Borrower will, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except for the merger of any Borrower with any other Borrower upon the prior consent of Lender, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person except (i) as between Borrowers, in the ordinary course of and pursuant to the reasonable requirements of such Borrowers' businesses; (ii) for sales of Inventory in the ordinary course of business, or other sale, assignment, lease, transfer or other disposal in an amount not to exceed $100,000 per calendar year; (iii) for the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of any Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) for all Borrowers, in the aggregate, such sales do not involve Equipment having an aggregate fair market value in excess of $100,000 for all such Equipment disposed of in any fiscal year;
(iv) for sales of Accounts of any Borrower, the principal office, assets or place of business of the account debtors with respect to such Accounts are outside either the United States Canada or Puerto Rico provided (A) such Accounts are not Eligible Accounts; (B) the Excess Availability at the time of the sale of such Accounts is less than $1,000,000 and (C) the sales price for such Accounts is not less than 100% of the original invoice for such Accounts); (v) sale of capital stock with respect to a Borrower to the extent such transactions do not cause a Change of Control (as hereinafter defined) of such Borrower; or (vi) sale of Inventory of IBI pursuant to an Operating Agreement, an Inventory Purchase Agreement and other related agreements substantially in the form of the drafts of the Operating Agreement and Inventory Purchase Agreement, dated as of April 16, 1999 previously provided to Lender, provided;
(A) Lender shall have received a payment equal to the amount of Revolving Loans outstanding at any time with respect to Eligible Inventory of IBI pursuant to Section 2.1(a)(ii) hereof plus undrawn amounts available to IBI pursuant to section 2.1(a)(ii) hereof and an additional amount of $500,000, and (B) after the sale of Inventory pursuant to this subsection, no further amounts will be made available with respect to IBI pursuant to this Agreement; or

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(c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. For any sale of assets of any Borrowers pursuant to subsections 9.7(b)(iii) or (iv) hereof, Lender shall upon such sale and at the expense of Borrowers, release its security interest in such assets. As used in this section, "Change of control" shall mean the acquisition by any Person or group of Persons acting together, of a direct interest in more than fifty-one percent (51%) of the voting power of the voting stock of or membership interests in, any Borrower, including by way of merger or consolidation, or otherwise.

     9.8 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) liens and security interests of Lender; (b) liens in favor of warehouseman, landlords, carriers, mechanics, materialmen, laborers or suppliers; (c) liens arising from deposits made in connection with obtaining workers' compensation or other unemployment insurance; (d) liens arising by reason of security for surety, appeal bonds or performance bonds; (e) liens resulting from any judgment or award that would not have a material adverse effect on the Borrowers taken as a whole; (f) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books; (g) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (h) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (i) purchase money security interests in Equipment (including capital leases) arising after the date hereof and purchase money mortgages on real estate not to exceed $1,500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (i) the security interests and liens set forth on
Schedule 8.4 hereto; (k) security interests and liens created pursuant to the refinancing of obligations and indebtedness pursuant to Section 9.9(e) hereof; (l) liens arising from operating leases and (m) liens against any life insurance policy or the cash surrender value thereof which relate to borrowings incurred to finance the premiums made under such policy. Lender shall upon the acquisition of Equipment as provided pursuant to subsection (i) above, release its security interest in such Equipment so acquired if so required under the terms of the financing arrangements governing such acquisition.

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     9.9  Indebtedness.  No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

          (a)  the Obligations;

          (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books;

          (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

          (d) the indebtedness set forth on Schedule 9.9; or as set forth in the latest financial statements of any Borrower submitted to Lender on or prior to the date hereof, to the extent that there has been no change in or modification of terms of the indebtedness described on such financial statements provided, that,
(i) such Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof as such may (1) increase the amounts payable thereunder, (2) increase the amount or rate of interest payable thereon (3) cause any payment thereon to be due on any earlier date, or (4) provide additional collateral therefor (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) such Borrower shall furnish to Lender all notices of default or demands in connection with such indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be. No Borrower is, or will be rendered, insolvent as a result of any Revolving Loan or any other advance of credit by Lender to such Borrower;

          (e) indebtedness incurred as a result of the refinancing of Option Equipment pursuant to the terms of Section 2.7, provided that, (i) the terms, conditions and amount of any such refinancing shall be on terms no less favorable to any Borrower than the indebtedness being refinanced up to the original principal amount of such indebtedness, or otherwise satisfactory to Lender in its sole discretion; (ii) Excess Availability at the time of such refinancing, and after giving effect to such refinancing, is greater than $2,000,000

          (f)  other indebtedness not to exceed $1,500,000;

          (g)  indebtedness described in the Subordination
Agreement;

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          (h)  indebtedness resulting from a judgment having been
rendered against any Borrower that is being appealed in good faith and in a timely manner for which adequate reserves acceptable to Lender have been recorded and which is not covered by insurance;

          (i) Borrowings based on the cash value of life insurance policies, the proceeds of which are used to pay life insurance premiums;

          (j) other indebtedness approved by Lender in its sole discretion; and

          (k) indebtedness described in Section 9.10(e) and as otherwise permitted hereunder.

     9.10 Loans, Investments, Guarantees, Etc. Except as set out in the Distribution Agreement and as otherwise provided herein, no Borrower shall directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) loans to employees of Borrowers not to exceed at any one time $75,000, in the aggregate; (b) the endorsement of instruments for collection or deposit in the ordinary course of business; (c) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of such Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, such Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; (d) the loans, advances and guarantees set forth on
Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) such Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) such Borrower shall furnish to Lender all notices of default or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (e) loans, advances or investments in the ordinary course of each such Person's business operations, as presently existing, among LSAP, L&SB, LSBE, Rotex and Tribonetics.

     9.11 Dividends and Redemptions. Except for dividends duly declared and paid by L&SB, LSBE, Rotex and Tribonetics to LSAP, Borrowers shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common

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stock or apply or set apart any sum, or make any other distribution
(by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing other than the distribution to Guarantor of actual franchise and related taxes owing by Borrowers and otherwise, as may be permitted herein.

     9.12 Transactions with Affiliates.  Except as set out in
Schedule 9.12 hereto, and as otherwise provided herein, no Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, (i) any officer, director, agent or other person affiliated with such Borrower; (ii) any other Borrower; or (iii) any officer, director, agent or other person affiliated with any other Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to
(i) any officer, employee, shareholder, director or other person affiliated with such Borrower; (ii) any other Borrower; or (iii) any officer, employee, shareholder, director or other person affiliated with any other Borrower. except (w) reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business (x) fees (i) for services and expenses actually incurred by the provider of such services, (ii) for services performed by the provider of such services in the ordinary course of business of such provider and pursuant to the reasonable requirements of any Borrower or Guarantor pursuant to either (A) the Services Agreement (in the form substantially similar to the draft Services Agreement attached to the Distribution Agreement) in an amount not to exceed $250,000 per calendar year and (B) the Services and Consulting Agreement (in the form substantially similar to the draft Services and Consulting Agreement attached to the Distribution Agreement) for administrative services offered by LSB in an amount not to exceed $750,000 per calendar year; (y) payments made pursuant to the Tax Sharing Agreement (in the form substantially similar to the draft Tax Sharing Agreement attached to the Distribution Agreement) in an amount not to exceed $100,000 per calendar year, or $250,000 in the aggregate, during the term hereof; and (z) payments made pursuant to the Indemnity Agreement (in the form substantially similar to the draft Indemnification Agreement attached to the Distribution Agreement) in an amount not to exceed $100,000 per calendar year, or $500,000 in the aggregate, during the term hereof.

     9.13 Additional Bank Accounts. No Borrowers shall directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.9 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by any Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

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     9.14 Compliance with ERISA.

          (a) No Borrower shall, with respect to any "employee benefit plans" maintained by such Borrower or any of its ERISA
Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) As used in this Section 9.14, the terms "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.15 Net Worth. LSAP shall, at all times, maintain Net Worth of not less than $6,400,000.

     9.16 Costs and Expenses. Borrowers shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs, expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters);
(g) all out-of-pocket expenses and costs heretofore and from time

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to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of $650.00 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of outside counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.17 Further Assurances. At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Within three day's after Lender's request, such Borrower shall provide a certificate from an officer of such Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. Where permitted by law, each Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a) (i) any Borrower fails to pay any of its Obligations within two (2) Business Days after the same becomes due and payable or (ii) such Borrower or any Obligor fails to perform any of the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.14, 9.16 and 9.17 of this Agreement and such failure shall continue for ten
(10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach of such Borrower or any Obligor of any such covenant or (iii) such Borrower fails to perform any of the terms covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

          (b) any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other
Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

          (d) any final judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $100,000 in any one case or in excess of $500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty
(30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets;

          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

          (f)  any Borrower or any Obligor becomes insolvent
(however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property; or

          (i) any default by any Borrower or Borrowers or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount, individually or in the aggregate in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

          (j) any change in the controlling ownership of any Borrower;

          (k) the indictment of any Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of such Borrower or such Obligor;

          (l) there shall be a material adverse change in the business or assets of any Borrower or any Obligor individually or of Borrowers (in the aggregate) after the date hereof;

          (m) there shall be an event of default under any of the other Financing Agreements;

          (n) (i) the Collateral Letter of Credit shall not be in full force and effect at any time prior to the termination of the Financing Agreements; or (ii) any drawing or renewal of the Collateral Letter of Credit shall be subject to dispute or actual legal challenge by LSB or the issuer thereof; or (iii) Lender shall have received notice from the issuer of the Collateral Letter of Credit that such Collateral Letter of Credit will not be renewed or extended; or (iv) such Collateral Letter of Credit shall not be renewed effective on or before its expiry date; or (v) Borrower shall fail to furnish, or cause to be furnished, the notices pursuant to Section 9.6(e); provided, however, that any such Event of Default shall be deemed cured upon the indefeasible payment in full by the issuer of the Collateral Letter of Credit to Lender of the face amount of the Collateral Letter of Credit.

     10.2 Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower (or any group of Borrowers) or any Obligor to collect the Obligations without prior recourse to the Collateral and without prejudice, waiver or impairment of any other rights and remedies against, or with respect to, another Borrower Obligor or other Person.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require one or more Borrowers, at any Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by such Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to such Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and such Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, such Borrower waives the posting of any bond which might otherwise be required.

          (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain jointly and severally liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to any Borrower or all Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to any Borrower.

          (e) Upon the occurrence of any Event of Default that is continuing. Lenders may draw on the Collateral Letter of Credit and apply the proceeds thereof to the repayment of the Obligations.

SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
               GOVERNING LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury
Trial Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Texas (without giving effect to principles of conflicts of law).

          (b) Each Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the State of Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against such Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

          (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Such Borrower shall appear in answer to such process, failing which Such Borrower shall be deemed in default and judgment may be entered by Lender against Such Borrower for the amount of the claim and other relief requested.

          (d) EACH BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER AND LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH

BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF
THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by such Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on such Borrower which Lender may elect to give shall entitle such Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of each Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Indemnification. EACH BORROWER SHALL JOINTLY AND SEVERALLY INDEMNIFY AND HOLD LENDER, AND ITS DIRECTORS, AGENTS, EMPLOYEES AND COUNSEL (THE "INDEMNIFIED PARTIES"), HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN CONNECTION WITH ANY LITIGATION, INVESTIGATION, CLAIM OR PROCEEDING COMMENCED OR THREATENED RELATED TO THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THIS AGREEMENT, ANY OTHER FINANCING AGREEMENTS, OR ANY UNDERTAKING OR PROCEEDING RELATED TO ANY OF THE TRANSACTIONS

CONTEMPLATED HEREBY OR ANY ACT, OMISSION, EVENT OR TRANSACTION (INCLUDING LENDER'S OWN NEGLIGENCE) RELATED OR ATTENDANT THERETO, INCLUDING AMOUNTS PAID IN SETTLEMENT, COURT COSTS, AND THE FEES AND EXPENSES OF COUNSEL OTHER THAN THOSE ARISING SOLELY OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.
TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, EACH BORROWER SHALL PAY THE MAXIMUM PORTION WHICH IT IS PERMITTED TO PAY UNDER APPLICABLE LAW TO LENDER IN SATISFACTION OF INDEMNIFIED MATTERS UNDER THIS SECTION. THE FOREGOING INDEMNITY SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND THE TERMINATION OR NON-RENEWAL OF THIS AGREEMENT.

SECTION 12.    TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date two (2) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, Dallas, Texas time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrowers of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid and

Lender shall have no further obligations to make Loans or Letter of Credit Accommodations available to any Borrower.

          (c) Upon the payment in full, in cash, of all Obligations and termination of the Financing Agreements, Lender shall, at Borrowers' expense, release the Collateral from the security interest granted herein and make such filings as may be reasonably necessary in connection herewith.

          (d) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                       Amount                    Period
                       ______                    ______

     (i)        2% of Maximum Credit     From the date hereof to
                                         and including May 7, 2000

     (ii)       1% of Maximum Credit     After May 7, 2000 to and
                                         including the Renewal Date.

     (iii)      .5% of Maximum Credit    From the Renewal Date and to
                                         but not including the next
                                         occurring anniversary of
                                         this Agreement after the
                                         Renewal Date

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and each Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrowers at their chief executive offices set forth below, or to such other address as each party may designate by written notice to the other in accordance with this provision, and
(b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

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
     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

     12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

     12.6 NONAPPLICABILITY OF ARTICLE 5069-15.01 ET SEQ. BORROWER AND LENDER HEREBY AGREE THAT, EXCEPT FOR SECTION 15.10(B) THEREOF, THE PROVISIONS OF TEX. REV. CIV. STAT. ANN. ART. 5069-15.01 ET SEQ. (VERNON 1987) (REGULATING CERTAIN REVOLVING CREDIT LOANS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS.

     12.7 WAIVER OF CONSUMER RIGHTS. BORROWERS HEREBY WAIVE THEIR RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION
ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A

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

LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF THE BORROWERS' OWN SELECTION, THE BORROWERS VOLUNTARILY CONSENT TO THIS WAIVER. BORROWERS EXPRESSLY WARRANT AND REPRESENT THAT THE BORROWERS (a) ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND
(b) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

               BORROWERS HAVE READ AND UNDERSTAND
               SECTION 12.7:  ___________________






                          (INITIALS OF
                AUTHORIZED OFFICER OF BORROWERS)

     12.8 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                    BORROWERS AND LENDER EACH
                     READ AND UNDERSTAND THIS
                          SECTION 12.8:

     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF BORROWER)
     ________________ (INITIALS OF AUTHORIZED OFFICER OF LENDER)

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

     IN WITNESS WHEREOF, Lender and Borrowers have caused these presents to be duly executed as of the day and year first above written.


LENDER

CONGRESS FINANCIAL CORPORATION
(SOUTHWEST)

By:___________________________
Name:
     _________________________
Title:
     _________________________

Address:
_______
1201 Main Street, Ste. 1625
Dallas, TX   75250

BORROWERS

L&S AUTOMOTIVE PRODUCTS CO.

By:
   _________________________
Name:
     _______________________
Title:
      ______________________

Chief Executive Office:

6 South Pennsylvania
Oklahoma City, Oklahoma
73107


L&S BEARING CO.

By:
  _______________________
Name:
    _____________________
Title:
     ____________________

Chief Executive Office:

6 South Pennsylvania
Oklahoma City, Oklahoma
73107

LSB EXTRUSION CO.

By:
  ________________________
Name:
     _____________________
Title:
      ____________________
Chief Executive Office:

6 South Pennsylvania
Oklahoma City, Oklahoma
73107

ROTEX CORPORATION

By:
   __________________________
Name:
    _________________________
Title:
     ________________________

Chief Executive Office:

6 South Pennsylvania
Oklahoma City, Oklahoma
73107

TRIBONETICS CORPORATION

By:
  ___________________________
Name:
    _________________________
Title:
     _________________________

Chief Executive Office:

6 South Pennsylvania
Oklahoma City, Oklahoma
73107

INTERNATIONAL BEARINGS, INC.

By:
   __________________________
Name:
    ________________________
Title:
     _______________________

Chief Executive Office:

1775 Airways Boulevard
Memphis, Tennessee  38114